NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Quarter Ended September 30, 2022

DALLAS (November 10, 2022) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended September 30, 2022. For the three months ended September 30, 2022, we reported net income attributable to the Company of $378.4 million or $43.79 per diluted share, compared to a net income of $26.2 million or $3.04 per diluted share for the same period in 2021.

Financial Highlights

•We collected approximately 99% of our rents for the three months ended September 30, 2022, comprised of approximately 98% from multifamily tenants and approximately 99% from office tenants.
•Total stabilized occupancy was 94% at September 30, 2022, which includes 96% at our multifamily properties and 68% at our commercial properties.
•On September 16, 2022, VAA completed the sale of 45 properties for $1.8 billion, resulting in gain on sale of $738.7 million to the joint venture. In connection with sale, we received an initial distribution of $182.8 million from VAA. We plan to use our share of the proceeds to invest in income-producing real estate, pay down debt and for general corporate purposes.
•In connection with the VAA sale, we sold Sugar Mill Phase III, a 72 unit multifamily property in Baton Rouge, Louisiana for $11.8 million, resulting in gain on sale of $1.9 million. We used the proceeds to pay off the $9.6 million mortgage note payable on the property and for general corporate purposes.
Financial Results
Rental revenues decreased $2.1 million from $9.6 million for the three months ended September 30, 2021 to $7.6 million for the three months ended September 30, 2022. The decrease in rental revenue is primarily due to the sale of 600 Las Colinas in 2021 and the sale of Toulon in the first quarter of 2022.

Net operating loss decreased $1.8 million from $4.6 million for three months ended September 30, 2021 to $2.8 million for the three months ended September 30, 2022. The decrease in net operating loss is primarily due to a reduction of legal costs related to the arbitration settlement in 2021 offset in part by net operating profit from the sale of 600 Las Colinas in 2021.

Net income attributable to the Company increased $352.1 million from $26.2 million for the the three months ended September 30, 2021 to $378.4 million for the three months ended September 30, 2022. The increase in net income is primarily attributed to our share of the gain on the sale of the 45 properties by VAA, offset in part by tax expense from the sale.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Rental revenues	$7,570	$9,628	$22,310	$30,183
Other income	749	406	1,566	2,474
Total revenue	8,319	10,034	23,876	32,657
Expenses:
Property operating expenses	4,701	5,610	12,541	16,500
Depreciation and amortization	2,193	2,935	6,840	9,473
General and administrative	2,756	2,813	7,348	8,549
Advisory fee to related party	1,434	3,234	6,885	10,144
Total operating expenses	11,084	14,592	33,614	44,666
Net operating loss	(2,765)	(4,558)	(9,738)	(12,009)
Interest income	8,087	5,155	18,807	14,518
Interest expense	(4,700)	(5,910)	(14,787)	(19,096)
Gain (loss) on foreign currency transactions	1,533	(1,639)	19,437	1,185
Loss on extinguishment of debt	(1,166)	(1,451)	(2,805)	(1,451)
Equity in income from unconsolidated joint ventures	464,085	3,627	470,428	11,535
Gain on sale or write-down of assets, net	1,539	31,312	16,580	22,970
Income tax provision	(88,037)	(156)	(88,105)	1,037
Net income	378,576	26,380	409,817	18,689
Net income attributable to noncontrolling interest	(225)	(134)	(503)	(544)
Net income attributable to the Company	$378,351	$26,246	$409,314	$18,145
Earnings per share
Basic and diluted	$43.79	$3.04	$47.38	$2.10
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316